PROMISSORY NOTE

August 22, 2011

FOR VALUE RECEIVED, Kinetic Resources Corp., a Nevada Corporation, promises to pay Luis Antonio Delgado Gonzalez on or before August 31, 2013, the amount of  Ten Thousand Dollars ($10,000) in the currency of the United States plus simple interest on the principal amount of the loan accrued at a rate 6% per annum.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

KINETIC RESOURCES CORP.

Per /s/ Luis Antonio Delgado Gonzalez
      Luis Antonio Delgado Gonzalez, Pres, CEO, CFO